Exhibit 99.1

Progress Energy Announces Cash Tender Offers for up to $550 Million of its Senior Notes

RALEIGH, N.C. (Nov. 7, 2006) -Progress Energy [NYSE: PGN] today announced the commencement of cash tender offers for up to $550 million aggregate principal amount of the outstanding senior notes listed below (the “Notes”) as part of the company’s previously announced debt reduction plan. The tender offers will be funded with existing cash and no additional debt will be incurred in connection with the tender offers. The terms and conditions of the tender offers are described in the Offer to Purchase dated November 7, 2006 and related Letter of Transmittal, which will be mailed to the holders of the Notes today.

Title of Security CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level	Fixed Spread (basis points)	UST Reference Security	Early Tender Payment*
7.10% Senior Notes due 2011 743263AD7	$1,250,000,000	1	50	4.625% due 10/31/11	$20
6.85% Senior Notes due 2012 743263AJ4	$450,000,000	2	65	4.625% due 10/31/11	$20
* Per $1,000 principal amount of Notes accepted for purchase.

The amount of each series of Notes that will be purchased will be determined in accordance with the Acceptance Priority Level set forth above and as described in the Offer to Purchase. All Notes in the first Acceptance Priority Level will be accepted before any Notes in the second Acceptance Priority Level. If the aggregate principal amount of Notes tendered in any series exceeds the remaining amount available for such series, such Notes will be accepted on a pro rata basis if such Notes are accepted for purchase. In the event that Notes in the first Acceptance Priority Level are accepted for purchase on a pro rata basis, none of the Notes in the second Acceptance Priority Level will be accepted for purchase.

The tender offers for each series of Notes will expire at 11:59 p.m. New York City time on December 5, 2006, unless extended or earlier terminated.

Holders must tender their Notes by 5:00 p.m., New York City time, on November 20, 2006, unless extended, to be eligible to receive the applicable total consideration. Holders who tender their Notes after such time and prior to the expiration date will be eligible to receive the applicable tender offer consideration, which is the total consideration less the early tender payment.

In addition, payments for Notes purchased will include accrued interest from the last interest payment applicable to the Notes to but excluding the settlement date.

The applicable total consideration will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable Notes discounted to the settlement date at a rate equal to the sum of the yield to maturity, calculated by the lead dealer managers based on the bid price for the applicable reference security at 2:00 p.m., New York City time, on December 1, 2006, plus the applicable fixed spread, minus accrued interest to but excluding the settlement date.

Withdrawal rights for all offers will expire at 5:00 p.m., New York City time, on November 20, 2006, unless extended or otherwise required by law.

The settlement date is expected to be one business day following the expiration of the offers.

Progress Energy has retained Citigroup Corporate and Investment Banking and Wachovia Securities to serve as lead dealer managers and Banc of America Securities LLC and RBS Greenwich Capital Markets, Inc. to serve as co-dealer managers for the offers. Global Bondholder Services Corporation has been retained to serve as the depositary and information agent.

For additional information regarding the terms of the tender offers, please contact: Citigroup Corporate and Investment Banking at (800) 558-3745 (toll free) or Wachovia Securities at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Requests for documents and questions regarding the tendering of notes may be directed to Global Bondholder Services Corporation at (866) 873-5600 (toll free) or (212) 430-3774 (collect).

Progress Energy’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Progress Energy may amend, extend or, subject to certain conditions, terminate the tender offers.

______________

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3 million customers in North Carolina, South Carolina and Florida. Progress Energy’s nonregulated operations include energy marketing. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. In 2005, the company also received the prestigious J.D. Power and Associates Founder's Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at progress-energy.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this report and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

####

Contacts: Corporate Communications - (919) 546-6189 or toll-free (877) 641-NEWS (6397)